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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Transcrypt International, Inc.

We consent to incorporation by reference in the registration statement
(No. 333-30673) on Form S-8 of Transcrypt International, Inc. (the "Company") of our report dated June 26, 1998, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended
December 31, 1997, which report appears in the Annual Report on form 10-K of the Company dated July 28, 1998.

/s/ KPMG Peat Marwick LLP

Omaha, Nebraska
 July 28, 1998